Press Release

For more information contact:

Media Relations:	Investor Relations:
Britt Zarling	Stephanie Gregor
Vice President, Corporate Communications	Vice President, Investor Relations
Fiserv, Inc.	Fiserv, Inc.
678-375-1595	262-879-5969
britt.zarling@fiserv.com	stephanie.gregor@fiserv.com

For Immediate Release

Fiserv Reports Fourth Quarter and Full Year 2015 Results

Internal revenue growth of 5 percent for the quarter and 4 percent for the year;

Adjusted EPS increase of 12 percent for the quarter and 15 percent for the year;

Company expects 2016 internal revenue growth of 5 to 6 percent and adjusted EPS growth of 12 to 15 percent

Brookfield, Wis., February 2, 2016 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of financial services technology solutions, today reported financial results for the fourth quarter and full year 2015.

GAAP revenue in the fourth quarter was $1.37 billion compared with $1.32 billion in the fourth quarter of 2014. Adjusted revenue was $1.28 billion in the fourth quarter compared with $1.23 billion in the fourth quarter of 2014, an increase of 5 percent. For the full year, GAAP revenue was $5.25 billion compared with $5.07 billion in 2014. Adjusted revenue was $4.95 billion for the full year compared with $4.74 billion in 2014, an increase of 4 percent.

GAAP earnings per share from continuing operations in the fourth quarter was $0.81 compared with $0.73 in the fourth quarter of 2014. GAAP earnings per share from continuing operations for the full year was $2.99 in both 2015 and 2014. The full year 2015 GAAP earnings per share included debt extinguishment and refinancing costs of $0.25 per share. The full year 2014 GAAP earnings per share included a $0.20 per share gain on the sales of subsidiary businesses at StoneRiver Group, L.P. (“StoneRiver”), a joint venture in which the company owns a 49% interest.

Adjusted earnings per share from continuing operations increased 12 percent in the quarter to $1.00 compared with $0.89 in the fourth quarter of 2014. Adjusted earnings per share from continuing operations for the year grew 15 percent to $3.87 compared with $3.37 in 2014.

“We delivered solid results in 2015 including internal revenue growth within our long-term outlook and our 30th consecutive year of double-digit adjusted earnings per share growth,” said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. “The organization generated record financial performance while delivering value for clients, associates and shareholders.”

Press Release

Fourth Quarter and Full Year 2015

•	Adjusted revenue increased 5 percent in the quarter to $1.28 billion and 4 percent for the full year to $4.95 billion over the prior year periods.

•	Internal revenue growth in the quarter was 5 percent for the company, driven by 6 percent growth in the Payments segment and 4 percent growth in the Financial segment. Foreign currency negatively impacted internal revenue growth by approximately 50 basis points in the fourth quarter.

•	Internal revenue grew 4 percent for the full year, led by 5 percent growth in the Payments segment and 3 percent growth in the Financial segment. Foreign currency negatively impacted internal revenue growth by approximately 50 basis points in 2015.

•	Adjusted earnings per share increased 12 percent in the quarter to $1.00 and 15 percent for the full year to $3.87 compared with the prior year periods.

•	Adjusted operating margin increased 10 basis points to 30.7 percent in the quarter and expanded 120 basis points for the year to 31.7 percent compared to the prior year periods.

•	Free cash flow for the year was $1.01 billion, an increase of 4 percent over the prior year.

•	The company repurchased 17.4 million shares of common stock for $1.47 billion in 2015, which included 4.5 million shares of common stock in the fourth quarter for $422 million. The company announced a new 15 million share repurchase authorization in the quarter, and had 17.4 million remaining shares authorized for repurchase as of December 31, 2015.

Recent Developments: January

•	The company received a $140 million cash distribution from StoneRiver funded from the recent sale of a business interest.

•	The company entered into a definitive agreement with ACI Worldwide to acquire certain assets of its Community Financial Services business in a transaction valued at $200 million, which does not include related tax benefits of approximately $50 million. This transaction, which adds a suite of digital banking and payments solutions, is subject to regulatory approval and other customary closing conditions and is anticipated to close in the first quarter of 2016.

Outlook for 2016

Fiserv expects internal revenue to grow in a range of 5 to 6 percent. The company also expects adjusted earnings per share in a range of $4.32 to $4.44, which would represent growth of 12 to 15 percent over $3.87 in 2015.

“We expect to deliver accelerated internal revenue growth in 2016 consistent with our strategic focus on high-quality revenue and innovation-based growth,” said Yabuki.

Earnings Conference Call

The company will discuss its fourth quarter and full year 2015 results on a conference call and webcast at 4 p.m. CT on Tuesday, February 2, 2016. To register for the event, go to www.fiserv.com and click on the Q4 Earnings webcast link. Supplemental materials will be available in the “Investor Relations” section of the website.

Press Release

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) enables clients to achieve best-in-class results by driving quality and innovation in payments, processing services, risk and compliance, customer and channel management, and business insights and optimization. For more than 30 years, Fiserv has been a leader in financial services technology, and today is among FORTUNE® magazine’s World’s Most Admired Companies and Forbes magazine’s America’s Best Employers. For more information, visit www.fiserv.com.

Use of Non-GAAP Financial Measures

In this earnings release, we supplement our reporting of information determined in accordance with GAAP, such as revenue, operating income, operating margin, income from continuing operations, earnings per share and net cash provided by operating activities, with “adjusted revenue,” “internal revenue growth,” “adjusted operating income,” “adjusted operating margin,” “adjusted income from continuing operations,” “adjusted earnings per share” and “free cash flow.” Management believes that adjustments for certain non-cash or other items and the exclusion of certain pass-through revenue and expenses enhance our shareholders’ ability to evaluate our performance because such items do not reflect how we manage our operations. Therefore, we exclude these items from GAAP revenue, operating income, operating margin, income from continuing operations, earnings per share and net cash provided by operating activities to calculate these non-GAAP measures.

Examples of non-cash or other items may include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions, non-cash intangible asset amortization expense associated with acquisitions, non-cash impairment charges, gains or losses from unconsolidated affiliates, severance costs, charges associated with early debt extinguishment, merger and integration costs related to acquisitions, and certain costs associated with the achievement of our operational effectiveness objectives. We exclude these items to more clearly focus on the factors we believe are pertinent to the management of our operations, and we use this information to allocate resources to our various businesses.

Free cash flow and internal revenue growth are non-GAAP financial measures and are described on page 10. We believe free cash flow is useful to measure the funds generated in a given period that are available for strategic capital decisions. We believe internal revenue growth is useful because it presents revenue growth excluding the impact of postage reimbursements in our Output Solutions business, acquisitions and dispositions, and including deferred revenue purchase accounting adjustments. We believe this supplemental information enhances our shareholders’ ability to evaluate and understand our core business performance.

These non-GAAP measures should be considered in addition to, and not as a substitute for, revenue, operating income, operating margin, income from continuing operations, earnings per share and net cash provided by operating activities or any other amount determined in accordance with GAAP. These non-GAAP measures reflect management’s judgment of particular items and may not be comparable to similarly titled measures reported by other companies.

Press Release

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated internal revenue growth, adjusted earnings per share and adjusted earnings per share growth. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others: pricing and other actions by competitors; the capacity of the company’s technology to keep pace with a rapidly evolving marketplace; the impact of market and economic conditions on the financial services industry; the impact of a security breach or operational failure on the company’s business; the effect of legislative and regulatory actions in the United States and internationally; the company’s ability to comply with government regulations; the company’s ability to successfully identify, complete and integrate acquisitions, and to realize the anticipated benefits associated with the same; the impact of the company’s strategic initiatives; and other factors included in the company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2014 and in other documents that the company files with the SEC. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

Press Release

Fiserv, Inc.

Condensed Consolidated Statements of Income

(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue
Processing and services	$1,110	$1,078	$4,411	$4,219
Product	258	238	843	847

Total revenue	1,368	1,316	5,254	5,066

Expenses
Cost of processing and services	553	554	2,178	2,164
Cost of product	210	198	731	717
Selling, general and administrative	276	247	1,034	975

Total expenses	1,039	999	3,943	3,856

Operating income	329	317	1,311	1,210
Interest expense [1]	(39)	(41)	(169)	(163)
Loss on early debt extinguishment [1]	—	—	(85)	—

Income from continuing operations before income taxes and income from investment in unconsolidated affiliate	290	276	1,057	1,047
Income tax provision	(98)	(97)	(377)	(384)
Income (loss) from investment in unconsolidated affiliate	(3)	2	32	91

Income from continuing operations	189	181	712	754
Income (loss) from discontinued operations	—	—	—	—

Net income	$189	$181	$712	$754

GAAP earnings per share - diluted:
Continuing operations	$0.81	$0.73	$2.99	$2.99
Discontinued operations	—	—	—	—

Total	$0.81	$0.73	$2.99	$2.98

Diluted shares used in computing earnings per share	231.6	247.2	238.0	252.7

Earnings per share is calculated using actual, unrounded amounts.

[1]	In May 2015, the company raised $1.75 billion of proceeds in a public offering of senior notes with a weighted average interest rate and term of 3.3% and 7.6 years, respectively. The company used a portion of the proceeds to redeem its $600 million 3.125% senior notes due in 2016 and $500 million 6.8% senior notes due in 2017, which resulted in a pre-tax charge of $92 million ($0.25 per share after-tax) related to the make-whole payments on the early retirement and other costs associated with the transaction, including the reclassification of unamortized losses on settled cash flow hedges to interest expense.

Press Release

Fiserv, Inc.

Reconciliation of GAAP to Adjusted Income and

Earnings Per Share from Continuing Operations

(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

GAAP income from continuing operations	$189	$181	$712	$754
Adjustments:
Merger, integration and other costs [1]	9	2	37	13
Severance costs	11	6	24	21
Amortization of acquisition-related intangible assets	45	51	194	204
Debt extinguishment and refinancing costs [2]	—	—	92	—
Tax impact of adjustments [3]	(23)	(20)	(122)	(83)
StoneRiver transactions [4]	3	—	(29)	(87)
Tax impact of StoneRiver transactions [4]	(1)	—	13	36
Tax benefit [5]	—	—	—	(6)

Adjusted income from continuing operations	$233	$220	$921	$852

GAAP earnings per share from continuing operations	$0.81	$0.73	$2.99	$2.99
Adjustments - net of income taxes:
Merger, integration and other costs [1]	0.02	0.01	0.10	0.03
Severance costs	0.03	0.01	0.06	0.05
Amortization of acquisition-related intangible assets	0.13	0.13	0.53	0.52
Debt extinguishment and refinancing costs [2]	—	—	0.25	—
StoneRiver transactions [4]	0.01	—	(0.07)	(0.20)
Tax benefit [5]	—	—	—	(0.03)

Adjusted earnings per share from continuing operations	$1.00	$0.89	$3.87	$3.37

[1]	Merger, integration and other costs include incremental expenses incurred in conjunction with the achievement of the company’s operational effectiveness objectives, including incremental costs related to data center and real estate consolidation activities such as move expenses, third party fees and non-cash impairment charges; a non-cash expense related to the modification of certain employee equity award agreements; and costs associated with the Open Solutions acquisition.
[2]	See footnote on page 5.
[3]	The tax impact of adjustments is calculated using a tax rate of 35 percent.
[4]	Represents the company’s share of (gains) losses associated with capital transactions at StoneRiver, including sales of subsidiary businesses and related expenses.
[5]	The tax benefit represents certain discrete income tax benefits that have been excluded from adjusted earnings per share.

See page 3 for disclosures related to the use of non-GAAP financial measures.

Earnings per share is calculated using actual, unrounded amounts.

Press Release

Fiserv, Inc.

Financial Results by Segment

(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Total Company
Revenue	$1,368	$1,316	$5,254	$5,066
Output Solutions postage reimbursements	(85)	(89)	(313)	(327)
Open Solutions deferred revenue adjustment	1	1	4	4

Adjusted revenue	$1,284	$1,228	$4,945	$4,743

Operating income	$329	$317	$1,311	$1,210
Merger, integration and other costs	9	2	37	13
Severance costs	11	6	24	21
Amortization of acquisition-related intangible assets	45	51	194	204

Adjusted operating income	$394	$376	$1,566	$1,448

Operating margin	24.0%	24.1%	24.9%	23.9%
Adjusted operating margin	30.7%	30.6%	31.7%	30.5%

Payments and Industry Products (“Payments”)
Revenue	$751	$719	$2,862	$2,747
Output Solutions postage reimbursements	(85)	(89)	(313)	(327)

Adjusted revenue	$666	$630	$2,549	$2,420

Operating income	$224	$202	$840	$768

Operating margin	29.8%	28.1%	29.3%	28.0%
Adjusted operating margin	33.6%	32.1%	33.0%	31.7%

Financial Institution Services (“Financial”)
Revenue	$630	$609	$2,443	$2,367
Open Solutions deferred revenue adjustment	1	1	4	4

Adjusted revenue	$631	$610	$2,447	$2,371

Operating income	$195	$192	$826	$773

Operating margin	31.0%	31.6%	33.8%	32.6%
Adjusted operating margin	31.0%	31.5%	33.8%	32.6%

Corporate and Other
Revenue	$(13)	$(12)	$(51)	$(48)

Operating loss	$(90)	$(77)	$(355)	$(331)
Merger, integration and other costs	9	2	37	13
Severance costs	11	6	24	21
Amortization of acquisition-related intangible assets	45	51	194	204

Adjusted operating loss	$(25)	$(18)	$(100)	$(93)

See page 3 for disclosures related to the use of non-GAAP financial measures.

Operating margin percentages are calculated using actual, unrounded amounts.

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Fiserv, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions, unaudited)

	Year Ended December 31,
	2015	2014
Cash flows from operating activities
Net income	$712	$754
Adjustment for discontinued operations	—	—
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	223	200
Amortization of acquisition-related intangible assets	194	204
Share-based compensation	65	49
Excess tax benefits from share-based awards	(38)	(18)
Deferred income taxes	20	3
Income from investment in unconsolidated affiliate	(32)	(91)
Loss on early debt extinguishment	85	—
Dividends from unconsolidated affiliate	36	110
Other operating activities	5	—
Changes in assets and liabilities:
Trade accounts receivable	(2)	(42)
Prepaid expenses and other assets	(66)	(39)
Accounts payable and other liabilities	148	168
Deferred revenue	(4)	9

Net cash provided by operating activities	1,346	1,307

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(359)	(292)
Net proceeds from investments	1	7
Other investing activities	(2)	(1)

Net cash used in investing activities	(360)	(286)

Cash flows from financing activities
Debt proceeds	3,121	604
Debt repayments, including redemption and other costs	(2,707)	(653)
Proceeds from issuance of treasury stock	71	53
Purchases of treasury stock, including employee shares withheld for tax obligations	(1,522)	(1,148)
Excess tax benefits from share-based awards	38	18
Other financing activities	(6)	—

Net cash used in financing activities	(1,005)	(1,126)

Change in cash and cash equivalents	(19)	(105)
Net cash flows to discontinued operations	—	(1)
Cash and cash equivalents, beginning of year	294	400

Cash and cash equivalents, end of year	$275	$294

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Fiserv, Inc.

Condensed Consolidated Balance Sheets

(In millions, unaudited)

	December 31,
	2015	2014
Assets
Cash and cash equivalents	$275	$294
Trade accounts receivable – net	802	798
Prepaid expenses and other current assets	429	352

Total current assets	1,506	1,444

Property and equipment – net	396	317
Intangible assets – net	1,872	2,003
Goodwill	5,200	5,209
Other long-term assets	366	335

Total assets	$9,340	$9,308

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$1,024	$905
Current maturities of long-term debt	5	92
Deferred revenue	473	489

Total current liabilities	1,502	1,486

Long-term debt	4,288	3,698
Deferred income taxes	726	700
Other long-term liabilities	164	129

Total liabilities	6,680	6,013
Shareholders’ equity	2,660	3,295

Total liabilities and shareholders’ equity	$9,340	$9,308

Press Release

Fiserv, Inc.

Selected Non-GAAP Financial Measures

($ in millions, unaudited)

Internal Revenue Growth [1]	Three Months Ended December 31, 2015	Year Ended December 31, 2015
Payments Segment	6%	5%
Financial Segment	4%	3%

Total Company	5%	4%

[1]	Internal revenue growth is measured as the increase in adjusted revenue (see page 7) for the current period excluding acquired revenue, divided by adjusted revenue from the prior year period excluding revenue attributable to dispositions. There was no acquired revenue in the fourth quarter or for the full year of 2015. Revenue in the comparable prior year periods attributable to dispositions was $1 million and $2 million, respectively (all in the Financial segment).

	Year Ended December 31,
Free Cash Flow [2]	2015	2014
Net cash provided by operating activities	$1,346	$1,307
Capital expenditures [3]	(359)	(292)
Other adjustments [3,4]	19	(50)

Free cash flow	$1,006	$965

[2]	Free cash flow is calculated as net cash provided by operating activities less capital expenditures, and excludes the net change in settlement assets and obligations; tax-effected severance, merger and integration payments; certain cash distributions from StoneRiver; cash tax benefits on early debt extinguishment; and other items which management believes may not be indicative of the future free cash flow of the company.
[3]	2015 includes $70 million of capital expenditures, primarily leasehold improvements, associated with the construction of a new building related to the company’s Atlanta facility consolidation, of which $25 million is offset by landlord reimbursements reported in net cash provided by operating activities and $45 million of non-reimbursable building expenditures is included in “other adjustments.”
[4]	“Other adjustments” removes cash distributions from StoneRiver less related tax payments of $20 million and $55 million in 2015 and 2014, respectively.

See page 3 for disclosures related to the use of non-GAAP financial measures.

FISV-E

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